Castlight Health Announces Management Promotions

San Francisco - July 11, 2016 - Castlight Health, Inc. (NYSE: CSLT) today announced that John Doyle has been promoted to president and chief operating officer. In his expanded role, John will oversee all of Castlight’s operations and will continue to report to Giovanni Colella, M.D., co-founder and CEO. In addition, John McCracken has been promoted to chief revenue officer and Siobhan Nolan Mangini has been promoted to chief financial officer.

In his new role as chief revenue officer, John McCracken is responsible for all commercial activities, including demand generation, channel partnerships, sales, professional services, and customer success. As chief financial officer, Siobhan will oversee finance, investor relations, facilities, and operational excellence activities. John and Siobhan will report to president and chief operating officer, John Doyle.

“I am excited about the promotions we announced today,” said Giovanni Colella, M.D., co-founder and CEO of Castlight Health. “We have made strong progress across our business operations this year and our team is laser focused on building on our positive momentum with customers, partners, and employees. More than ever before, Castlight’s healthcare benefits platform offers employers a powerful way to lower costs, improve health outcomes, and increase employee satisfaction.”

About Castlight Health

Our mission is to empower people to make the best choices for their health and to help companies make the most of their health benefits. We offer a health benefits platform that engages employees to make better healthcare decisions and can guide them to the right program, care, and provider. The platform also enables benefit leaders to communicate and measure their programs while driving employee engagement with targeted, relevant communications. Castlight has partnered with enterprise customers, spanning millions of lives, to improve healthcare outcomes, lower costs, and increase benefits satisfaction.

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Copyright 2016 Castlight Health, Inc. Castlight Health® is the registered trademark of Castlight Health Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

Investor Contact:
Ann Hickey
ir@castlighthealth.com
415-829-1400
Media Contact:
Jim Rivas
press@castlighthealth.com
415-829-1568